Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), effective July 22, 2011, is entered into by and between Augme Technologies, Inc. (“the Company”), a Delaware corporation, (the ‘Employer” or the “Company”), and Edward Jordan (the “Employee”).

WITNESSETH:

WHEREAS, Employer is engaged in the interactive media technology business and related businesses, including but not limited to Internet and mobile communications advertising services, hardware and software development and sales, and information technology (the “Technologies”); and conducts research, experimentation, development, and exploitation of related technologies and engages in other businesses; and

WHEREAS, Employer desires to employ Employee to serve as Chief Financial Officer and Principal Financial Officer of the Company, and Employee desires to be employed by Employer in such capacities pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.             EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Financial Officer and Principal Financial Officer of the Company.  Subject at all times to the direction of the Board of Directors of the Employer, Employee shall have direct responsibility over financial operations, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing, and auditor interfacing. Employee will also perform other services and duties as the Board of Directors shall determine. Employee’s job sites shall be in the New York/New Jersey metropolitan area.  Employee shall serve, by mutual consent, in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.  Employer agrees that as long as Employee is employed by the Employer, Employer will use its reasonable best efforts to cause Employee to be elected as a Director of the Employer.

Employee shall confer with the Directors, and other Officers of the Company, regarding ideas and proposals with respect to the overall financial direction of the Company.

2.             FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer, upon the terms and conditions contained herein, and agrees that during the term of this Agreement the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Employee, during the term of this Agreement, will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Board of Directors of the Company with respect to his engaging in such activities.

3.             RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4.             TERM

Employee’s employment hereunder shall be for three twelve month periods (the “Initial Term”), to commence on July 22, 2011 and end thirty-six months from the date of this Agreement.  Thereafter, the Company may elect to extend employment to Employee for one or more additional twelve-month periods (the “Subsequent Term”), commencing thirty-six months from the date hereof.  A twelve-month period shall be deemed a Contract Year.  For all compensation and benefit purposes, other than those specifically addressed herein, the Employee shall be deemed to have been continually employed with the Employer from July 22, 2011.

5.             SALARY

As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i)            Base Salary. Employer, (x) during the first-year of the term hereof, shall pay Employee a base salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum, payable semi-monthly; (y) during the subsequent second-year of the term, Employer agrees to pay Employee a base salary at the rate of Three Hundred Thousand Dollars ($300,000) per annum, payable semi-monthly; and (z) during the subsequent third-year of the term, Employer agrees to pay Employee a base salary at the rate of Three Hundred Seventy-Five Thousand Dollars ($375,000) per annum, payable semi-monthly.  If this Agreement is renewed for a subsequent term or terms, base salary shall be increased a) by a minimum of Ten-Percent (10%) per year (the “Minimum Increase”) over the base salary in effect on the renewal date; or b) as the Board of Directors shall determine if in excess of the Minimum Increase.  Future salary increases will be subject to mutual agreement.

(ii)           Annual Bonus. In addition to the Base Salary, Employee will be eligible for an annual performance bonus, consistent with the annual performance bonus afforded to other senior management employees, to be payable upon achievement of performance goals and objectives to be mutually agreed upon by the Employee and the Company’s Board of Directors in advance of the relevant performance period.

(iii)          Other Meritorious Adjustments. The Board of Directors may, in its sole and absolute discretion, consider other meritorious adjustments in compensation, or a bonus, under appropriate circumstances, including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation by the Company.

6.             EQUITY

(i)            Incentive Stock Options. Employee shall receive options during the Term of this Agreement as determined by the Employer’s Board of Directors from time to time, subject to subsections 6(ii) and (iii) below.

(ii)           Initial Stock Option Grant.  Upon execution of this Agreement, Employee shall be granted an aggregate of 750,000 stock options from the Augme Technologies Inc. 2010 Incentive Stock Option Plan.  The options shall have an exercise price of $3.63 per share (which exercise price is not less than the closing price on the date of Board approval) and a five year term.  The options shall vest in accordance with the following schedule:

a.             150,000 of the stock options shall vest immediately.

b.             600,000 of the stock options shall vest in equal monthly increments over a three-year period (1/36th per month) starting at the date of this Agreement.

c.             In the event of (A) a merger, acquisition or sale transaction by the Company which causes a Change of Control of the Company (the “Control Change”), any unvested common stock, options to purchase common stock or similar securities held beneficially by you shall automatically become fully vested.  For purposes of this section, Control Change shall mean the occurrence of any of the following events:  (i) a majority of the outstanding voting stock of the Company shall have been acquired or beneficially owned by any person or any two or more persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding, or disposing of voting stock of the Company; or (ii) a merger or a consolidation of the Company with or into another corporation, other than (A) a merger or consolidation with a subsidiary of the Company, or (B) a merger or consolidation in which the holders of voting stock of the Company immediately prior to the merger as a class hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; or (iii) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities, or other property, other than an exchange in which the holders of voting stock of the Company immediately prior to the exchange as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company stock is being exchanged; or (iv) the sale or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of transactions, other than a sale or disposition in which the holders of voting stock of the Company immediately prior to the sale or disposition as a class hold immediately after the exchange at least a majority of all outstanding voting power of the entity to which the assets of the Company are being sold; or (B) a transaction relating to a litigation settlement, licensing fee arrangement or sale of intellectual property wherein the Company receives cash proceeds, in which case the remaining amount of unvested stock options held by you shall be immediately vested according to the following terms;

Net Amount Received by Company	Percentage of Remaining Stock Options to be Vested

Over $10,000,000 to $24,999.99	50%

Over $25,000,000	100%

7.             BUSINESS EXPENSES

The Employer also shall reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, travel on business, attending technical and business meetings, professional activities, and customer entertainment, such reimbursement to be made in accordance with regular Company policy and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

8.             FRINGE BENEFITS

(i)          During the term of this Agreement, Employer shall provide to Employee, at its sole expense, hospitalization, major medical, life insurance and other fringe benefits on the same terms and conditions as it shall afford other senior management employees. In addition, Employer will seek to provide key-man term life insurance on Employee in the amount of One-Million Dollars ($1,000,000) to inure Fifty-Percent (50%) to the benefit of Employer and Fifty-Percent (50%) to the benefit of the Employee’s estate. Nothing herein shall require Employee to obtain or maintain such coverage.

(ii)           During the term of this Agreement, Employer shall provide paid vacation to Employee which accrues monthly from the date of execution of this Agreement. The annual paid vacation earned for each Contract Year is: (i) three (3) weeks per Contract Year for the first three (3) Contract Years of full-time employment; (ii) four (4) weeks per Contract Year for more than three (3) and up to seven (7) Contract Years of full-time employment; and (iii) five (5) weeks per Contract Year for more than seven (7) Contact Years of full-time employment.

9.             SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s affiliates.

10.           INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer, do such acts and execute such instruments as Employer may require, but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any reimbursement for expenses (except as provided in Section 7 or otherwise) and without any additional compensation of any kind to Employee.

11.           CONFIDENTIAL INFORMATION and TRADE SECRETS

(i)            All Confidential Information shall be the sole property of Employer.  Employee will not, during the period of his employment and for a period ending two years after termination of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with Employer without the prior written consent of an officer of Employer except as may be necessary and appropriate in the ordinary course of performing his duties to Employer during the period of his employment with Employer. For purposes of this Section 11(i), “Confidential Information” shall mean  any data or information belonging to Employer, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer or to the public, and is maintained confidential by Employer, including but not limited to non-public information about Employer’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties).  Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Employer as confidential and shall not include any data or information of Employer that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made without the authorization of Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii)           All Trade Secrets shall be the sole property of Employer. Employee agrees that during his employment with Employer and after its termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Employer without the prior written consent of the Board of Directors.  For purposes of this Section 11(ii), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Employer or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Employer and is not generally known to competitors of Employer or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Employer’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret, as such term as defined under New York law, in each case to the extent that Employer, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

12.           NON-SOLICITATION OF EMPLOYEES

During the term of Employee’s employment and for one year thereafter, Employee will not cause or attempt to cause any employee of Employer to cease working for Employer.  However, this obligation shall not affect any responsibility Employee may have as an employee of Employer with respect to the bona fide hiring and firing of Employer’s personnel.

13.           NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of his employment and for a period ending one year after the termination of his employment for any reason, directly or indirectly, solicit the business of any customer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer during the 12 months immediately preceding the termination of Employee’s employment with Employer.

14.           NON-COMPETITION

Employee agrees that during his employment with Employer, Employee will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of Employer, and Employee will not assist any other person or organization in competing with Employer or in preparing to engage in competition with the business or proposed business of Employer. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Employee is employed with Employer.

15.           TERMINATION

Employee’s employment with Employer may be terminated as follows:

(a)                   Termination Without Just Cause.

(i)            Employer, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by giving written notice to Employee of such intent at least 30 days in advance of the effective date of termination; provided, during all that 30 day notice period, Employer, in its sole discretion, may modify, reduce or eliminate Employee’s duties hereunder.

(ii)           If Employer terminates Employee’s employment hereunder without Just Cause Employer shall continue to pay to Employee his then-current base salary, in accordance with customary payroll practices, plus accrued but unpaid vacation time, accrued but unpaid benefits (as described in Section 8(i) above) and reimbursement of all unpaid business expenses (in each case, as of the date of termination) (collectively the “Continued Benefits”) for a period of the greater of (a) six months; or (b) the remainder of the Initial Term or Subsequent Term, whichever the case may be (the “Continuation Period”).  Employee shall be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Employer, on the same terms and conditions as if his employment had not terminated until the expiration of the Continuation Period.  Further, Employee shall be entitled to exercise any unvested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination of this Agreement.

(b)           Termination With Just Cause.

(i)            Employer may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii)           For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s material fraud, gross malfeasance, gross negligence, or willful misconduct done in bad faith, with respect to Employer’s business affairs; (B) Employee’s refusal or repeated failure to follow Employer’s established reasonable and lawful policies; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude.  A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect 30 days after Employer gives written notice of its intent to terminate Employee’s employment and Employer’s description of the alleged cause, unless Employee, in the good-faith opinion of Employer, during such 30-day period, remedies the events or circumstances constituting Just Cause.

(iii)          If Employee’s employment hereunder is terminated by Employer for Just Cause, Employer will be required to pay to Employee only that portion of his Base Salary, accrued but unused vacation pay, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan, all as earned through the date of termination.

(c)                   For Good Reason.

(i)            Employee may terminate employment hereunder For Good Reason (as defined below), at any time, by giving written notice to Employer of such intent at least 30 days in advance of the effective date of termination.

(ii)           For purposes of this Agreement, the phrase “For Good Reason” means (A) any material reduction in Employee’s duties, responsibility, position or compensation, without the consent of Employee; (B) relocation of the Employee’s position from the New York/New Jersey metropolitan area; (C) Employer’s material breach of this Agreement; or (D) Employer’s refusal or failure to establish and follow lawful policies and practices that are material to Employee’s position or job responsibilities.

(iii)          If Employee terminates employment hereunder For Good Reason, Employer shall continue to pay to Employee the Continued Benefits for the Continuation Period.  Employee shall be entitled to continued participation in all medical and disability plans, to the extent such plans are provided by Employer, at the same benefit level at which he was participating on the date of termination of the Employee’s employment until the expiration of the Continuation Period.  Further, Employee shall be entitled to exercise any unvested stock option rights and stock purchase rights granted to him and outstanding at the effective date of the termination of this Agreement.

(d)                   Disability and Death.

Employee’s employment hereunder will be terminated immediately upon his disability (as determined in good faith by the Company’s Board of Directors) or his death.  If Employee’s employment is terminated due to such disability or death, Employer will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to Employer’s short-term and long-term disability plans or life insurance plans (as applicable), only his base salary and accrued but unpaid vacation pay, earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan.  Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s disability or death.

16.           INJUNCTION

(i)            Should Employee at any time reveal, or threaten to reveal, any Confidential

Information or Trade Secret of Employer, or during any restricted period engage, or threaten to engage, in any business in competition with that of Employer, or perform, or threaten to perform, any services for anyone engaged in such competitive business, or in any way violate, or threaten to violate, any of the provisions of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing, or continuing to do, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that Employer post a bond.

(ii)           In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

(iii)          The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

17.           ARBITRATION

(i)            In the event that there shall be a dispute (a “Dispute”) among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before a single arbitrator in New York, New York, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules.  The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties.  The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii)           The Company will pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees.  Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement.  Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

18.           SECTION 409A COMPLIANCE

(i)            This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”).  To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.  For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment.  In no event may Employee, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer for purposes of Section 15 hereof unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(ii)           Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination.  For purposes of Section 15 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.”  For purposes of the foregoing, the Identification Date shall be December 31.”

(iii)          All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

19.           MISCELLANEOUS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by the party against whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

This Agreement shall be construed and governed by the laws of the State of New York.

IN WITNESS WHEREOF, this employment agreement is dated as of the 22nd day of July 2011.

On Behalf of Employer:

AUGME TECHNOLOGIES, INC.

By:	/s/ Paul R. Arena
Paul R. Arena, Chief Executive Officer

By:	/s/ Edward Jordan
Edward Jordan, Employee